Pricing Supplement No. 5,926 Registration Statement Nos. 333-250103; 333-250103-01 Dated August 8, 2022 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC $9,890,000 Buffer Absolute Return GEARS

Linked to Brent Crude Oil Futures Contracts due October 12, 2023

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

The Buffer Absolute Return GEARS (the “Securities”) are unsecured and unsubordinated debt securities issued by Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley, with returns linked to the performance of Brent crude oil futures contracts (the “Underlying Commodity”). If the Underlying Commodity Return is positive, MSFL will pay per Security the Principal Amount at maturity plus pay a return equal to the Upside Gearing of 1.01 times the Underlying Commodity Return. If the Underlying Commodity Return is less than or equal to zero but the Final Commodity Price is greater than or equal to the Downside Threshold (which is 80% of the Initial Commodity Price), MSFL will pay the Principal Amount at maturity plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the absolute value of the Underlying Commodity Return (the “Contingent Absolute Return”). However, if the Underlying Commodity Return is less than zero and the Final Commodity Price is less than the Downside Threshold, MSFL will pay less than the full Principal Amount at maturity, resulting in a loss of principal to investors of 1% for every 1% decline beyond the Buffer of 20%. The Securities are designed for investors who seek an opportunity to earn a Brent crude oil futures contracts -based return and who are willing to incur a loss on their Principal Amount and forgo current income in exchange for the enhanced growth potential and the 20% Buffer features that in each case apply at maturity, as described herein. The Contingent Absolute Return and the contingent repayment of principal apply only if you hold the Securities to maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Underlying Commodity has not declined by more than the Buffer as of that time. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose up to 80% of your Principal Amount. The Downside Threshold is observed relative to the Final Commodity Price only on the Final Valuation Date, and the downside exposure to the Underlying Commodity is buffered only if you hold the Securities to maturity. Accordingly, you may receive significantly less than the Principal Amount if you are able to sell the Securities prior to maturity even if the Underlying Commodity has not declined by more than the 20% Buffer.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates*

❑	Growth Potential: If the Underlying Commodity Return is greater than zero, the Upside Gearing will provide exposure to any positive performance of the Underlying Commodity, and MSFL will pay the Principal Amount at maturity plus pay a return equal to the Underlying Commodity Return multiplied by the Upside Gearing. However, if the Final Commodity Price is less than the Downside Threshold, investors will lose up to 80% of their investment.

❑	Contingent Absolute Return with Contingent Repayment of Principal at Maturity: If the Underlying Commodity Return is less than or equal to zero but the Final Commodity Price is greater than or equal to the Downside Threshold, MSFL will pay the Principal Amount at maturity plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the Contingent Absolute Return. The Contingent Absolute Return and the contingent repayment of principal apply only if you hold the Securities to maturity.

❑	Buffered Downside Market Exposure: If the Underlying Commodity Return is negative and the Final Commodity Price is less than the Downside Threshold, the Contingent Absolute Return feature will not be available, and MSFL will pay less than the full Principal Amount at maturity, resulting in a loss of principal to investors that is equal to the Underlying Commodity's decline in excess of the Buffer of 20%. Accordingly, you could lose up to 80% of your Principal Amount. The Downside Threshold is observed relative to the Final Commodity Price only on the Final Valuation Date, and the downside exposure is buffered only if you hold the Securities to maturity. Accordingly, you may receive significantly less than the Principal Amount if you are able to sell the Securities prior to maturity even if the Underlying Commodity has not declined by more than the 20% Buffer. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness.

Trade Date	August 8, 2022
Settlement Date	August 11, 2022
Final Valuation Date*	October 6, 2023
Maturity Date*	October 12, 2023

* Subject to adjustment for non-Trading Days or a Market Disruption Event. See “Description of PLUS—Postponement of Valuation Date” and “—General Terms of PLUS—maturity date” in the accompanying prospectus supplement.

If the scheduled Final Valuation Date is not a Trading Day or if a Market Disruption Event occurs on that day so that the Final Valuation Date is postponed and falls less than two business days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second business day following that Final Valuation Date as postponed.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING COMMODITY, SUBJECT TO THE BUFFER AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU COULD LOSE UP TO 80% OF YOUR INITIAL INVESTMENT.

Security Offering

These preliminary terms relate to Buffer Absolute Return GEARS Linked to Brent Crude Oil Futures Contracts. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Underlying Commodity. The Securities are offered at a minimum investment of $1,000, or 1 Security, and integral multiples of $1,000 in excess thereof.

Underlying Commodity	Bloomberg Ticker Symbol*	Upside Gearing	Initial Commodity Price	Downside Threshold	Buffer	CUSIP	ISIN
Brent Crude Oil Futures Contracts	CO1	1.01	$96.65	$77.32, which is 80% of the Initial Commodity Price	20%	61773QWS4	US61773QWS47

* The Bloomberg ticker symbol is being provided for reference purposes only. The Initial Commodity Price and the Final Commodity Price will each be determined based on the price published by the ICE Futures Europe and, notwithstanding the Bloomberg ticker symbol provided for reference purposes above, the price of Brent crude oil may be based on the second nearby month futures contract, as further described under “Indicative Terms—Commodity Price” on page 4.

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus supplement and prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	$979.40 per Security. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$1,000	$15	$985
Total	$9,890,000	$148,350	$9,741,650
(1)	UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $15 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 16 of this pricing supplement.

(2)	See “Use of Proceeds and Hedging” on page 16.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 16 of this pricing supplement. For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022224/dp140496_424b2-pscplus.htm

t	Prospectus dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022190/dp140485_424b2-base.htm

References to “MSFL” refer only to MSFL, references to “Morgan Stanley” refer only to Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Buffer Absolute Return GEARS that are offered hereby. Also, references to the accompanying “prospectus” and “prospectus supplement” mean the prospectus filed by MSFL and Morgan Stanley dated November 16, 2020 and the prospectus supplement filed by MSFL and Morgan Stanley dated November 16, 2020, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms discussed in this pricing supplement differ from those discussed in the prospectus supplement or prospectus, the terms contained in this pricing supplement will control.

The Issue Price of each Security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date is less than $1,000. We estimate that the value of each Security on the Trade Date is $979.40.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying Commodity. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Commodity, instruments based on the Underlying Commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Upside Gearing, the Downside Threshold and the Buffer, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Commodity, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. currently intends, but is not obligated, to make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability

The Securities may be suitable for you if:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 80% of your Principal Amount.

t	You can tolerate the loss of up to 80% of your Principal Amount, and you are willing to make an investment that has similar downside market risk as the Underlying Commodity, subject to the Buffer at maturity.

t	You believe that the price of the Underlying Commodity will increase over the term of the Securities or that the Underlying Commodity will depreciate over the term of the Securities but the Final Commodity Price will be greater than or equal to the Downside Threshold.

t	You believe the Underlying Commodity will appreciate over the term of the Securities and are willing to invest in the Securities based on the Upside Gearing of 1.01.

t	You understand and accept that your potential positive return from the Contingent Absolute Return feature is limited by the Downside Threshold.

t	You can tolerate fluctuations in the price of the Securities prior to maturity that may cause the market value of the Securities to decline below the price you paid for your Securities.

t	You do not seek current income from your investment.

t	You are willing to hold the Securities to maturity, as set forth on the cover hereof, and accept that there may be little or no secondary market for the Securities.

t	You understand and are willing to accept the risks associated with the Underlying Commodity.

t	You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 80% of your Principal Amount.

t	You cannot tolerate the loss of up to 80% of your Principal Amount, and you are not willing to make an investment that has similar downside market risk as the Underlying Commodity, subject to the Buffer at maturity.

t	You seek an investment that guarantees a full return of principal at maturity.

t	You believe that the price of the Underlying Commodity will decrease over the term of the Securities and is likely to be less than the Downside Threshold on the Final Valuation Date.

t	You are unwilling to invest in the Securities based on the Upside Gearing of 1.01.

t	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by us or another issuer with a similar credit rating.

t	You do not understand and accept that your potential positive return from the Contingent Absolute Return feature is limited by the Downside Threshold.

t	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may cause the market value of the Securities to decline below the price you paid for your Securities.

t	You seek current income from your investment.

t	You are unable or unwilling to hold the Securities to maturity, as set forth on the cover hereof, or you seek an investment for which there will be an active secondary market.

t	You do not understand or are not willing to accept the risks associated with the Underlying Commodity.

t	You are not willing or are unable to assume our credit risk for any payment on the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on S-33 of the accompanying prospectus supplement for risks related to an investment in the Securities. For additional information about the Underlying Commodity, see the information set forth under “Brent Crude Oil Futures Contracts” on page 13.

Final Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price (per Security)	$1,000
Principal Amount	$1,000 per Security
Term	Approximately 14 months
Underlying Commodity	Brent crude oil futures contracts (“Brent crude oil”)
Payment at Maturity (per Security)

MSFL will pay you a cash payment at maturity linked to the performance of the Underlying Commodity during the term of the Securities.

If the Underlying Commodity Return is greater than zero, MSFL will pay you an amount calculated as follows:

$1,000 + ($1,000 × Underlying Commodity Return × Upside Gearing)

If the Underlying Commodity Return is less than or equal to zero but the Final Commodity Price is greater than or equal to the Downside Threshold, MSFL will pay you an amount calculated as follows:

$1,000 + ($1,000 × Contingent Absolute Return)

In this case, you will receive a 1% positive return on the Securities for each 1% negative return on the Underlying Commodity. In no event will this amount exceed the Principal Amount plus $200.

If the Underlying Commodity Return is negative and the Final Commodity Price is less than the Downside Threshold, MSFL will pay you an amount calculated as follows:

$1,000 + [$1,000 × (Underlying Commodity Return + Buffer)]

In this case, you could lose up to 80% of your Principal Amount at maturity in an amount proportionate to the Underlying Commodity’s decline in excess of the Buffer.

Downside Threshold	$77.32, which is 80% of the Initial Commodity Price
Upside Gearing	1.01
Buffer	20%
Underlying Commodity Return

Final Commodity Price – Initial Commodity Price
Initial Commodity Price

Please note that the prospectus supplement refers to this concept as the “commodity percent increase” and “commodity percent decrease.”

Contingent Absolute Return	The absolute value of the Underlying Commodity Return. For example, if the Underlying Commodity Return is -5%, the Contingent Absolute Return will be equal to 5%.
Initial Commodity Price	$96.65, which is the Commodity Price on the Trade Date
Final Commodity Price	The Commodity Price on the Final Valuation Date, subject to adjustment in the event of a Market Disruption Event or a non-Trading Day.
Trade Date	August 8, 2022
Settlement Date	August 11, 2022
Final Valuation Date	October 6, 2023, subject to adjustment for non-Trading Days or a Market Disruption Event.
Maturity Date	October 12, 2023, subject to postponement in the event of a postponement of the Final Valuation Date.
Commodity Price	On any date, the official settlement price per barrel of Brent blend crude oil on the relevant exchange of the first nearby month futures contract, stated in U.S. dollars, as made public by the relevant exchange on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the relevant exchange), then the second nearby month futures contract on such date.
Relevant Exchange	The ICE Futures Europe or, if the ICE Futures Europe is no longer the principal exchange or trading market for the Underlying Commodity, such exchange or principal trading market for the Underlying Commodity that serves as the source of prices for the Underlying Commodity and any principal exchanges where options or futures contracts on the Underlying Commodity are traded.
CUSIP / ISIN	61773QWS4 / US61773QWS47
Calculation Agent	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)

Investment Timeline

Trade Date	The Initial Commodity Price, Downside Threshold and Upside Gearing were determined.

Maturity Date

The Final Commodity Price and Underlying Commodity Return are determined as of the Final Valuation Date.

If the Underlying Commodity Return is greater than zero, MSFL will pay you an amount calculated as follows:

$1,000 + ($1,000 × Underlying Commodity Return × Upside Gearing)

If the Underlying Commodity Return is less than or equal to zero but the Final Commodity Price is greater than or equal to the Downside Threshold, MSFL will pay you an amount calculated as follows:

$1,000 + ($1,000 × Contingent Absolute Return)

If the Underlying Commodity Return is negative and the Final Commodity Price is less than the Downside Threshold, MSFL will pay you an amount calculated as follows:

$1,000 + [$1,000 × (Underlying Commodity Return + Buffer)]

You could lose up to 80% of your Principal Amount at maturity in an amount proportionate to the Underlying Commodity’s decline in excess of the Buffer.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. THE SECURITIES DO NOT PAY INTEREST. ALL PAYMENTS ARE SUBJECT TO OUR CREDIT RISK.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” sections of the accompanying prospectus supplement and prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

t	Your investment in the Securities may result in a loss of up to 80% of your Principal Amount. The terms of the Securities differ from those of ordinary debt securities in that we will not pay interest and you may lose up to 80% of your Principal Amount at maturity. If the Underlying Commodity Return is negative and the Final Commodity Price is less than the Downside Threshold, the Contingent Absolute Return feature will no longer be available. Under these circumstances, the payout owed at maturity will be less than the $1,000 Principal Amount of each Security, resulting in a loss on the Principal Amount of 1% for each 1% that the Underlying Commodity has declined beyond the Buffer of 20%. Accordingly, you could lose up to 80% of your Principal Amount.

t	You may incur a loss on your investment if you sell your Securities prior to maturity. The Downside Threshold, Contingent Absolute Return, 20% Buffer and the contingent repayment of principal apply only on the Final Valuation Date and only impact the Payment at Maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Closing Price of the Underlying Commodity is at or above the Downside Threshold and the Underlying Commodity has not declined by more than the Buffer at that time. You should be willing to hold your Securities to maturity.

t	The Upside Gearing and the Contingent Absolute Return apply only at maturity. You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Upside Gearing, the Contingent Absolute Return or the Securities themselves, and thus the return you realize may be less than 1.01 times the return of the Underlying Commodity at the time of sale even if such return is positive or may be less than the absolute value of the return on the Underlying Commodity even if the Commodity Price of the Underlying Commodity is at or above the Downside Threshold at that time. You can receive the full benefit of the Upside Gearing or receive the full benefit of the Contingent Absolute Return only if you hold your Securities to maturity.

t	The potential for a positive return if the Underlying Commodity depreciates is limited. Any positive return on the Securities if the Underlying Commodity depreciates will be limited by the Downside Threshold, because the Contingent Absolute Return feature will apply only if the Final Commodity Price is greater than or equal to the Downside Threshold. If the Final Commodity Price is less than the Downside Threshold, you will not receive a Contingent Absolute Return and will instead lose up to 80% of your investment.

t	The Securities do not pay interest. MSFL will not pay any interest with respect to the Securities over the term of the Securities.

t	The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities at maturity and, therefore, you are subject to our credit risk and to changes in the market’s view of our creditworthiness. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in our credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

t	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

t	The market price of the Securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market (if at all), including:

o	the market price of the Underlying Commodity and the volatility (frequency and magnitude of changes in price) of such price,

o	whether or not the price of the Underlying Commodity is less than the Downside Threshold,

o	trends of supply and demand for the Underlying Commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the Underlying Commodity,

o	interest and yield rates in the market,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Commodity or commodities markets generally and which may affect the price of the Underlying Commodity,

o	the time remaining until the Securities mature, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you are able to sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlying Commodity, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlying Commodity. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. For example, you may have to sell your Securities at a substantial discount from the principal amount of $1,000 per Security if the value of the Underlying Commodity at the time of sale is at, below or not sufficiently above its Initial Commodity Price or if market interest rates rise. You cannot predict the future performance of the Underlying Commodity based on its historical performance.

t	The probability that the Final Commodity Price will be less than the Downside Threshold will depend on the volatility of the Underlying Commodity. “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying Commodity. Higher expected volatility with respect to the Underlying Commodity as of the Trade Date generally indicates a greater chance as of that date that the Final Commodity Price will be less than the Downside Threshold, which would result in a loss of some or a significant portion of your investment at maturity. However, the Underlying Commodity’s volatility can change significantly over the term of the Securities. The price of the Underlying Commodity could fall sharply, resulting in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying Commodity and the potential loss of some or a significant portion of your investment at maturity.

t	The amount payable on the Securities is not linked to the price of the Underlying Commodity at any time other than the Final Valuation Date. The Final Commodity Price will be based on the Commodity Price of the Underlying Commodity on the Final Valuation Date, subject to postponement for non-Trading Days and certain Market Disruption Events. Even if the price of the Underlying Commodity appreciates prior to the Final Valuation Date but then drops by the Final Valuation Date so that the Final Commodity Price is less than the Downside Threshold, the Payment at Maturity will be significantly less than it would have been had the Payment at Maturity been linked to the price of the Underlying Commodity prior to such drop. Although the actual price of the Underlying Commodity on the stated Maturity Date or at other times during the term of the Securities may be higher than the Final Commodity Price, the Payment at Maturity will be based solely on the Commodity Price of the Underlying Commodity on the Final Valuation Date as compared to the Initial Commodity Price.

t	Investing in the Securities is not equivalent to investing in the Underlying Commodity. Investing in the Securities is not equivalent to investing in the Underlying Commodity. By purchasing the Securities, you do not purchase any entitlement to the Underlying Commodity. Furthermore, by purchasing the Securities, you are taking credit risk to us and not to any counter-party to futures contracts or forward contracts on any commodity.

t	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

t	The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities may be influenced by many unpredictable factors” above.

t	The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Since other broker-dealers may not participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

t	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities (and to other instruments linked to the Underlying Commodity), including trading in the Underlying Commodity, and possibly in other instruments related to the Underlying Commodity. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. MSCG and some of our other affiliates also trade the Underlying Commodity and other financial instruments related to the Underlying Commodity, on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Commodity Price, and, therefore, could increase the Downside Threshold, which is the price at or above which the Final Commodity Price must be on the Final Valuation Date so that investors do not suffer a significant loss on their initial investment in the Securities. Additionally, such hedging or trading activities during the term of the Securities, including on the Final Valuation Date, could adversely affect the Final Commodity Price on the Final Valuation Date, and, accordingly, the amount of cash payable to an investor at maturity.

t	Potential conflict of interest. As Calculation Agent, MSCG will determine the Initial Commodity Price, the Downside Threshold, the Final Commodity Price, whether any Market Disruption Event has occurred, and will calculate the amount payable at maturity. Moreover, certain determinations made by MSCG, in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events and the calculation of the Final Commodity Price in the event of a Market Disruption Event. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of PLUS—Calculation Agent and Calculations” and “—Alternate Exchange Calculation in the Case of an Event of Default” and related definitions in the accompanying prospectus supplement. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

t	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates. Morgan Stanley, UBS and our or their respective affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice to you. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Commodity to which the Securities are linked.

t	The U.S. federal income tax consequences of an investment in the Securities are uncertain. Please read the discussion under “Additional Information—What Are the Tax Consequences of the Securities?” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Commodity

t	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The Payment at Maturity is linked exclusively to the price of futures contracts on Brent crude oil and not to a diverse basket of commodities or a broad-based commodity index. The price of futures contracts on Brent crude oil may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the Securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of futures contracts on Brent crude oil may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below.

t	Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of Brent crude oil may change unpredictably and affect the value of the Securities in unforeseeable ways. Investments, such as the Securities, linked to the price of a single commodity, such as Brent crude oil futures contracts, are subject to sharp fluctuations in the price of the commodity over short periods due to a variety of factors. Brent crude oil is light sweet crude oil from the North Sea. Most refinement takes place in Northwest Europe. Brent crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents, acts of terrorism or cyberattacks, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon the commencement or cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Brent crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). The price of Brent crude oil futures has experienced very severe price fluctuations over the recent past and there can be no assurance that this extreme price volatility will not continue in the future.

More recently, prior to and since Russia’s further invasion of Ukraine, the price of oil, including the price of Brent crude oil futures contracts, has been volatile and increased significantly. This conflict has led to disruptions in the supply of oil and caused fluctuations in the price of oil, and changing geopolitical conditions and political events in Europe, the Middle East and elsewhere are likely to cause continued volatility in the price of oil. In addition, on March 8, 2022, the U.S. Government issued an executive order banning the import of Russian oil to the United States. The U.S. Congress has also passed legislation to ban imports of Russian oil. These actions, and similar governmental, regulatory or legislative actions in the United States or in other jurisdictions, including, without limitation, sanctions-related actions by the U.S. or foreign governments, could cause prices of oil futures contracts to become even more volatile and unpredictable. Any of these developments could adversely affect the price of Brent crude oil futures and, therefore, the value of the Securities and the Payment at Maturity.

You can review a table of the published high and low commodity prices, as well as end-of-quarter commodity prices, of the Underlying Commodity for each calendar quarter in the period from January 1, 2017 through August 8, 2022 on page 13 and a graph that plots the daily commodity prices of the Underlying Commodity for the same period in this document on page 14. You cannot predict the future performance of the Underlying Commodity based on its historical performance. In addition, there can be no assurance that the Final Commodity Price will be greater than or equal to the Downside Threshold so that you do not suffer a significant loss on your initial investment in the Securities.

t	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities. The Securities have returns based on the change in price of futures contracts on the Underlying Commodity, not the change in the spot price of the actual physical commodity to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related Underlying Commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

t	Differences between futures prices and the spot price of Brent crude oil may decrease the amount payable at maturity. The Initial Commodity Price and Final Commodity Price that are used to determine the Payment at Maturity on the Securities are determined by reference to the settlement price of the first nearby month futures contract for Brent crude oil on the Pricing Date and Final Valuation Date, respectively, provided that if any such date falls on the last trading day of such futures contract, then the second nearby month futures contract on such date will be used, and will not therefore reflect the spot price of Brent crude oil on such dates. The market for futures contracts on Brent crude oil has experienced periods of backwardation, in which futures prices are lower than the spot price, and periods of contango, in which futures prices are higher than the spot price. If the contract is in backwardation on the Pricing Date or in contango on the Final Valuation Date, the Payment at Maturity may be less than if the Initial Commodity Price or the Final Commodity Price, respectively, were determined with reference to the spot price.

t	Suspension or disruptions of market trading in Brent crude oil futures contracts may adversely affect the value of the Securities. The futures market for Brent crude oil is subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of Brent crude oil futures contracts and, therefore, the value of the Securities.

t	Legal and regulatory changes could adversely affect the return on and value of the Securities. Futures contracts and options on futures contracts, including those related to the Underlying Commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the Securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the Securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the Securities.

Hypothetical Payments on the Securities at Maturity

These examples are based on hypothetical terms. The actual terms are set forth on the cover of this document.

The below scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Underlying Commodity relative to the Initial Commodity Price. We cannot predict the Final Commodity Price or the Commodity Price of the Underlying Commodity on any other day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying Commodity. The numbers set forth in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $1,000 Principal Amount of Securities on a hypothetical offering of the Securities.

The following scenario analysis and examples assume an Initial Commodity Price of $100 and a Downside Threshold of $80 (80% of the hypothetical Initial Commodity Price) and reflect the Upside Gearing of 1.01 and the Buffer of 20%. The actual Initial Commodity Price and Downside Threshold are specified on the cover of this pricing supplement.

Example 1 — The price of the Underlying Commodity increases from an Initial Commodity Price of $100 to a Final Commodity Price of $110. The Underlying Commodity Return is calculated as follows:

($110 – $100) / $100 = 10%

Because the Underlying Commodity Return is greater than zero, the Payment at Maturity for each $1,000 Principal Amount of Securities is calculated as:

Payment at Maturity	= $1,000 + ($1,000 × Underlying Commodity Return × Upside Gearing)
= $1,000 + ($1,000 × 10% × 1.01)
=$1,000 + ($1,000 × 10.10%)
=$1,000 + $101
=$1,101

Because the Underlying Commodity Return is equal to 10%, for each $1,000 Principal Amount of Securities, MSFL will pay you $1,101.

Example 2 — The price of the Underlying Commodity decreases from an Initial Commodity Price of $100 to a Final Commodity Price of $90. The Underlying Commodity Return is negative but the Final Commodity Price is greater than or equal to the Downside Threshold.

Underlying Commodity Return = ($90 - $100) / $100 = -10.00%

Payment at Maturity = $1,000 + ($1,000 × 10.00%) = $1,100

Because the Underlying Commodity Return is negative but the Final Commodity Price is greater than or equal to the Downside Threshold, investors receive the benefit of the Contingent Absolute Return feature. Therefore, MSFL will pay you a Payment at Maturity equal to $1,100 per $1,000 Principal Amount of Securities.

Example 3 — The price of the Underlying Commodity decreases from an Initial Commodity Price of $100 to a Final Commodity Price of $40. The Underlying Commodity Return is negative and the Final Commodity Price is less than the Downside Threshold:

Underlying Commodity Return = ($40 – $100) / $100 = -60.00%

Because the Underlying Commodity Return is negative and the Final Commodity Price is less than the Downside Threshold, the Contingent Absolute Return does not apply and MSFL will pay you an amount equal to the Principal Amount reduced by 1% for every 1% by which the Underlying Commodity's percentage decline exceeds the 20% Buffer, and the Payment at Maturity is calculated as follows:

Payment at Maturity	= $1,000 + [$1,000 × (Underlying Commodity Return + Buffer)]
= $1,000 + [$1,000 × (-60% + 20%)]
= $1,000 + [$1,000 × -40%]
= $1,000 - $400
= $600

The Payment at Maturity is equal to $600 per $1,000 Principal Amount of Securities.

If the Underlying Commodity Return is negative and the Final Commodity Price is less than the Downside Threshold, you will suffer a loss on the Principal Amount of 1 % for every 1% that the Underlying Commodity has declined in excess of the Buffer. Under these circumstances, you will lose some or a significant portion of the Principal Amount at maturity.

Scenario Analysis – Hypothetical Payment at Maturity for each $1,000 Principal Amount of Securities

Hypothetical Final Commodity Price	Hypothetical Underlying Commodity Return	Hypothetical Upside Gearing	Hypothetical Payment at Maturity	Hypothetical Return on Securities[1]
$200.00	100.00%	1.01	$2,010.00	101.00%
$190.00	90.00%	1.01	$1,909.00	90.90%
$180.00	80.00%	1.01	$1,808.00	80.80%
$170.00	70.00%	1.01	$1,707.00	70.70%
$160.00	60.00%	1.01	$1,606.00	60.60%
$150.00	50.00%	1.01	$1,505.00	50.50%
$140.00	40.00%	1.01	$1,404.00	40.40%
$130.00	30.00%	1.01	$1,303.00	30.30%
$120.00	20.00%	1.01	$1,202.00	20.20%
$110.00	10.00%	1.01	$1,101.00	10.10%
$105.00	5.00%	1.01	$1,050.05	5.05%
$100.00	0.00%	N/A	$1,000	0.000%
$90.00	-10.00%	N/A	$1,100	10.000%
$80.00	-20.00%	N/A	$1,200	20.000%
$79.00	-21.00%	N/A	$990	-1.00%
$70.00	-30.00%	N/A	$900	-10.00%
$60.00	-40.00%	N/A	$800	-20.00%
$50.00	-50.00%	N/A	$700	-30.00%
$40.00	-60.00%	N/A	$600	-40.00%
$30.00	-70.00%	N/A	$500	-50.00%
$20.00	-80.00%	N/A	$400	-60.00%
$10.00	-90.00%	N/A	$300	-70.00%
$0.00	-100.00%	N/A	$200	-80.00%

(1) The “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per Security to the Issue Price of $1,000 per Security.

Any payment on the Securities is subject to our creditworthiness. If we default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

What Are the Tax Consequences of the Securities?

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange.

▪	Upon sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Securities. Such gain or loss should be long-term capital gain or loss if the investor has held the Securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Because the Securities reference a commodity that is not treated for U.S. federal income tax purposes as an Underlying Security, payment on the Securities to Non-U.S. Holders should not be subject to Section 871(m).

Both U.S. and non-U.S. investors considering an investment in the Securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities?” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.

Brent crude oil

Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel. The price of Brent crude oil to which the return on the Securities is linked is based, on any date, on the official settlement price per barrel of Brent blend crude oil on the ICE Futures Europe of the first nearby month futures contract, stated in U.S. dollars, as made public by the ICE Futures Europe on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the ICE Futures Europe), then the second nearby month futures contract on such date.

Historical Information

The following table sets forth the published high and low Commodity Prices, as well as the end-of-quarter Commodity Prices, of Brent crude oil futures contracts for each quarter in the period from January 1, 2017 through August 8, 2022. The Commodity Price on August 8, 2022 was $96.65. The related graph sets forth the daily Commodity Prices for the same time period. We obtained the prices of Brent crude oil futures contracts and other information below from Bloomberg Financial Markets (Ticker Symbol: CO1), without independent verification. The actual Initial Commodity Price will be determined as described in the “Indicative Terms” on page 4 rather than the prices published by Bloomberg Financial Markets, and the Bloomberg ticker symbol is provided for reference purposes only. Brent crude oil experiences periods of high volatility, and you should not take the historical values of Brent crude oil as an indication of future performance, and no assurance can be given as to the Commodity Price on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2017	3/31/2017	57.10	50.56	52.83
4/1/2017	6/30/2017	56.23	44.82	47.92
7/1/2017	9/30/2017	59.02	46.71	57.54
10/1/2017	12/31/2017	67.02	55.62	66.87
1/1/2018	3/31/2018	70.53	62.59	70.27
4/1/2018	6/30/2018	79.80	67.11	79.44
7/1/2018	9/30/2018	82.72	70.76	82.72
10/1/2018	12/31/2018	86.29	50.47	53.80
1/1/2019	3/31/2019	68.50	54.91	68.39
4/1/2019	6/30/2019	74.57	59.97	66.55
7/1/2019	9/30/2019	69.02	56.23	60.78
10/1/2019	12/31/2019	68.44	57.69	66.00
1/1/2020	3/31/2020	68.91	22.74	22.74
4/1/2020	6/30/2020	43.08	19.33	41.15
7/1/2020	9/30/2020	45.86	39.61	40.95
10/1/2020	12/31/2020	52.26	37.46	51.80
1/1/2021	3/31/2021	69.63	51.09	63.54
4/1/2021	6/30/2021	76.18	62.15	75.13
7/1/2021	9/30/2021	79.53	65.18	78.52
10/1/2021	12/31/2021	86.40	68.87	77.78
1/1/2022	3/31/2022	127.98	78.98	107.91
4/1/2022	6/30/2022	123.58	98.48	114.81
7/1/2022	8/8/2022*	113.50	94.12	96.65

*Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Brent crude oil futures contracts from January 1, 2017 through August 8, 2022, based on information from Bloomberg. Past performance of the Brent crude oil futures contracts is not indicative of the future performance of Brent crude oil futures contracts.

* The dashed line indicates the Downside Threshold of $77.32.

Additional Terms of the Securities

If the terms discussed in this pricing supplement differ from those discussed in the prospectus supplement or prospectus, the terms contained in this pricing supplement will control.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date is postponed due to postponement of the Final Valuation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile, confirmed by mailing such notice to the Depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the business day immediately preceding the scheduled Maturity Date, and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the business day immediately following the actual Final Valuation Date.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the Depositary of the amount of cash to be delivered with respect to the Securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the Depositary, as holder of the Securities, on the Maturity Date.

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions on the Underlying Commodity or positions in any other available instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the Initial Commodity Price, and, therefore, could increase the Downside Threshold, which is the price at or above which the Underlying Commodity must close on the Final Valuation Date so that you do not suffer a significant loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities by purchasing and selling the Underlying Commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments on the Final Valuation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. We cannot give you any assurance that our hedging activities will not adversely affect the Commodity Price and, therefore, adversely affect the value of the Securities or the amount payable at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering. We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $15 for each Security it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or the Underlying Commodity. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the Underlying Commodity in the open market to stabilize the price of the Securities or of the Underlying Commodity. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.